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                                                                     EXHIBIT 4.7

                                                                  EXECUTION COPY

                          ESCROW AND SECURITY AGREEMENT

      THIS ESCROW AND SECURITY AGREEMENT (this "AGREEMENT"), dated as of January 29, 2004 (the "EFFECTIVE Date"), is by and among American Casino & Entertainment Properties LLC, a Delaware limited liability company ("ACEP"), American Casino & Entertainment Properties Finance Corp., a Delaware corporation (together with ACEP, the "ISSUERS"), American Real Estate Holdings Limited Partnership, a Delaware limited partnership ("PARENT"), Wilmington Trust Company, a Delaware banking company, as the Trustee under the Indenture (as defined below) (in such capacity, and together with its successors, substitutes or assignees, the "TRUSTEE"), and Fleet National Bank, a national banking association organized under the laws of the United States, in its capacities as escrow agent, "securities intermediary" as defined in Section 8-102 of the Code and "bank" as defined in Section 9-102 of the Code (in each such capacity, and together with its successors, substitutes or assignees in each such capacity, the "ESCROW AGENT"). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Indenture, dated as of the date hereof (as amended, supplemented and otherwise modified from time to time, the "INDENTURE"), by and between the Issuers and the Trustee. In addition, all references herein to the "CODE" shall mean the Uniform Commercial Code as in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral (as defined below) is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions, and any reference to any section of the Code herein shall be a reference to such section as it is modified and amended from time to time and to any successor section.

                                    RECITALS:

      WHEREAS, the Issuers, Parent, and Bear, Stearns & Co. Inc. ("BEAR STEARNS") have entered into a purchase agreement, dated as of January 15, 2004 (the "PURCHASE AGREEMENT"), pursuant to which the Issuers have agreed to issue and sell to Bear Stearns, upon the terms set forth therein $215,000,000 aggregate principal amount of the Issuers' 7.85% Senior Secured Notes due 2012 (as amended, supplemented and exchanged from time to time, the "Notes");

      WHEREAS, the Issuers and the Trustee have entered into the Indenture pursuant to which the Issuers will issue $215,000,000 aggregate principal amount of the Notes;

      WHEREAS, the Issuers have agreed to place in escrow the Initial Escrow Amount (as defined below), to be held pursuant to the terms of this Agreement;

      WHEREAS, the Issuers have established an escrow account with the Escrow Agent in the State of New York, number 9429364983, in the name of the Issuers (the "ACCOUNT");

      WHEREAS, the Issuers and the Trustee are entering into this Agreement with the Escrow Agent to grant a first priority security interest to the Trustee for the benefit of the holders of the Notes (the "SECURED Parties") in the Account and all funds and financial assets contained therein and any and all proceeds of the foregoing (collectively, the "COLLATERAL"), to provide for the

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control of the Collateral, to perfect the security interest of the Trustee for the benefit of the Secured Parties in the Collateral, and to establish the conditions to releasing the Collateral, as more fully described in this Agreement;

      WHEREAS, attached hereto as Exhibit B-1 is a true, correct and executed copy of that certain Contribution Agreement, dated as of January 5, 2004 (the "CONTRIBUTION AGREEMENT"), by and among Parent, American Entertainment Properties Corp., ACEP and Stratosphere Corporation ("STRATOSPHERE"); and

      WHEREAS, attached hereto as Exhibit B-2 is a true, correct and executed copy of that certain Membership Interest Purchase Agreement, dated as of January 5, 2004 (the "MEMBERSHIP PURCHASE AGREEMENT"), by and among ACEP, Starfire Holding Corporation and Carl C. Icahn.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

      1.    Initial Escrow Amount; Interest; Investment of Funds.

            (a) Deposit of Initial Escrow Amount. On the date hereof, (i) Bear Stearns, on behalf of the Issuers, shall initiate a wire transfer to the Account in United States dollars of the net proceeds (the "NET PROCEEDS") from the sale of the Notes in the amount of US$209,356,250.00 and (ii) Parent shall initiate or cause to be initiated a wire transfer to the Account in United States dollars of an amount so as to be, together with the Net Proceeds and any interest accrued in the Account, sufficient to redeem, on the date that is thirty-two
(32) days after the date hereof, the Notes for cash at the Special Redemption Price (as defined in the Indenture). As of the date hereof, the Issuers and the Trustee agree that such amount shall be equal to US$7,143,972.22 (the aggregate amounts referred to in clauses (i) and (ii) of the prior sentence shall be referred to herein as the "INITIAL ESCROW AMOUNT").

            (b) Interest Payments. On the date that is thirty (30) days after the date hereof (the "INITIAL INTEREST PAYMENT DATE") and every thirty (30) days thereafter or if any such date is not a Business Day, the immediately following Business Day (such dates together with the Initial Interest Payment Date, each an "ESCROW INTEREST PAYMENT DATE"), if the Escrow Break Date (as defined in
Section 10(a) hereof) will not occur by such Escrow Interest Payment Date, (i) Parent shall make or cause to be made by each Escrow Interest Payment Date an irrevocable deposit to the Account in United States dollars of an amount so as to be sufficient to redeem, on the date that is thirty two (32) days after such Escrow Interest Payment Date, the Notes for cash at the Special Redemption Price (which amount shall be, for any 30-day period, $1,406,458.33, and for any day $46,881.94), less any interest accrued in the Account since the immediately preceding Escrow Interest Payment Date (each an "INTEREST PAYMENT") and (ii) a duly authorized representative of each of the Issuers shall by such Escrow Interest Payment Date deliver to the Escrow Agent and the Trustee a certificate in the form attached hereto as Exhibit A-2 stating that (A) Parent has made the irrevocable deposit described by the preceding clause (i) and (B) if the amounts so deposited are invested in accordance with the Issuers' instructions, the terms and conditions of Section 1(d)(i) with respect to the investment of funds in the Account will upon deposit be met with respect to any funds deposited pursuant to clause (i). Trustee shall provide to Parent and the Issuers a written calculation of the amount of interest accrued in the Account

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since the immediately preceding Escrow Interest Payment Date through and including the Escrow Interest Payment Date with respect to which such calculation is made, which amount shall be provided by the Escrow Agent to the Trustee, together with the amount of the Interest Payment to be deposited by Parent not less than two Business Days prior to each such Escrow Interest Payment Date, which calculation shall, absent manifest error, be binding on Parent and the Issuers.

            (c) Additional Payments. From time to time if the Trustee determines that there are insufficient funds in the Account to pay the Special Redemption Price by the next Escrow Interest Payment Date, the Trustee shall notify the Issuers and the Escrow Agent, which notice shall set forth the amount by which funds are insufficient and, in reasonable detail, the calculation of such deficiency, and the Issuers shall within two Business Days after receipt of notice from the Trustee, deposit such additional amounts to the Account. The determination of the Trustee shall, absent manifest error, be binding on the Issuers, and the Escrow Agent may conclusively rely on any such calculations.

            (d) Investment of Funds in Account. Funds deposited in the Account shall be invested and reinvested only upon the following terms and conditions:

                  (i) Acceptable Investments. Subject to clause (ii) below, all funds deposited or held in the Account at any time shall be invested in accordance with the written instructions of either of the Issuers from time to time to the Escrow Agent only in one or more of the following:

                        (A) any obligations issued or guaranteed by the United States government or any agency or instrumentality thereof, in each case, maturing no later than the next Escrow Interest Payment Date;

                        (B) investments in time deposit accounts, certificates of deposit and money market deposits maturing by the next Escrow Interest Payment Date provided such investments are entitled to United States federal deposit insurance for the full amount thereof or issued by a bank or trust company that is organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million;

                        (C) repurchase obligations with a term of not later than the next Escrow Interest Payment Date entered into with a nationally recognized broker-dealer, with respect to which the purchased securities are obligations issued or guaranteed by the United States government or any agency thereof, which repurchase obligations shall be entered into pursuant to written agreements; and

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                        (D)   money market mutual funds which invest exclusively
                              in investments described in clauses (A), (B) and
                              (C) above, except that for purposes of this clause
                              (D), the underlying investments of any such funds may have maturities later than the next Escrow Interest Payment Date.

The written instructions of the Issuers (or either of them) to the Escrow Agent shall specify the particular investment to be made, shall state that such investment is authorized to be made hereby, shall contain the certification referred to in Section 1(d)(ii) and shall be executed by a duly authorized representative of the Issuers. Such instructions shall be in the form attached hereto as Exhibit A-5. The Escrow Agent shall promptly implement such instructions. The Escrow Agent shall not be obligated in any way whatsoever to make any independent inquiry with respect to the correctness or accuracy of the Issuers' instructions delivered pursuant to this Section 1(d)(i).

                  (ii) Security Interest in Investments. The Issuers shall give no instruction to the Escrow Agent regarding the investment of funds in the Account unless the Issuers have first certified to the Trustee that, prior to such investment being made, the Issuers have taken, or caused to be taken, all actions necessary or desirable to cause the Trustee to have a first priority perfected security interest in the applicable investment for the benefit of the Secured Parties. The Issuers shall forward or cause to be forwarded a copy of such certificate to the Escrow Agent. The Escrow Agent shall be entitled to act upon such instruction without being obligated to make any independent inquiry with respect to whether the Issuers have complied with the provisions set out herein or that the security has been perfected. In addition, notwithstanding the foregoing, the Escrow Agent shall only invest in assets that the Escrow Agent is capable of crediting to the Account and in which the Escrow Agent so credits to the Account unless with respect to any asset not so credited the Issuers provide the Trustee (with a copy to the Escrow Agent) an opinion of counsel in form and substance satisfactory to the Trustee that the Trustee will have a valid, perfected first priority security interest in such investment.

                  (iii) Principal and Interest. All principal and interest earned on funds invested pursuant to Section 1(d)(i) shall be deposited in the Account as additional Collateral for the benefit of the Trustee and the ratable benefit of the Secured Parties and shall be reinvested in accordance with Section l(d)(i) hereof.

      2. Release of Amounts in Account. The Escrow Agent shall hold all amounts in the Account in escrow pursuant to this Agreement until authorized hereunder to deliver any or all of such amounts to the Issuers in accordance with the instructions received pursuant to Section 10(a) or Section 10(c) hereof or to the Trustee in accordance with the instructions received pursuant to
Section 10(b), Section 10(d) or otherwise in accordance with this Agreement.

      3. Certain Additional Agreements. The Issuers and the Trustee shall, upon request by the Escrow Agent, execute and deliver to the Escrow Agent such additional written instructions and certificates hereunder as may be reasonably required by the Escrow Agent.

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      4.    Representations, Warranties and Agreements.

            (a) Each of the Issuers, Parent and the Escrow Agent represents and warrants that:

                  (i) this Agreement is the valid and legally binding obligation of it, enforceable in accordance with its terms;

                  (ii) the Account has been established in the name of the Issuers and the Issuers are the sole entitlement holders of the Account;

                  (iii) It shall not change the name or account number of the Account without the prior written consent of the Trustee;

                  (iv) the Account is an account as to which financial assets are or may be credited and is a securities account (within the meaning of Section 8-501 of the Code);

                  (v) the Account has no financial assets that are registered in the name of the Issuers, payable to its order, or specially endorsed to it that have not been endorsed to the Escrow Agent or in blank; and

                  (vi) except for the claims and interests of the Trustee for the benefit of the Secured Parties and the claims and interests of the Issuers in the Account, it does not know of any claim to or interest in the Account or in any financial asset (as defined in Section 8-102(a)(9) of the Code) contained therein.

            (b)   The Escrow Agent covenants and agrees that:

                  (i) the Escrow Agent shall, subject to the terms of this Agreement, treat the Issuers as entitled to exercise the rights that comprise any financial asset credited to the Account;

                  (ii) all property delivered to the Escrow Agent for deposit to the Account and, except as otherwise provided in Section 1(d)(ii) hereof, all investments pursuant to Section 1(d)(i) hereof, will be credited in the ordinary course of business to the Account and the Escrow Agent will treat all property (including, without limitation, any investment property, financial asset, security, instrument or cash) held by it in, or credited to, the Account as financial assets (within the meaning of Section 8-102(a)(9) of the Code);

                  (iii) all securities or other property underlying any financial assets credited to the Account shall be registered in the name of the Escrow Agent, indorsed to the Escrow Agent or indorsed in blank or credited to another securities account maintained in the name of the Escrow Agent; and

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                  (iv)  in no case will any financial asset credited to the
      Account be registered in the name of the Issuers, payable to the order of the Issuers or specially indorsed to the Issuers except to the extent the foregoing have been specially indorsed to the Escrow Agent or in blank.

            (c) The Trustee represents and warrants that this Agreement is the valid and legally binding obligation of the Trustee, enforceable in accordance with its terms.

      5. No Withdrawals by the Issuers. The Escrow Agent shall neither accept nor comply with any order from either of the Issuers withdrawing any funds from the Account nor deliver any such funds to the Issuers, except in accordance with written instructions from the Trustee described in Section 10(a) or Section 10(c) hereof.

      6.    Grant of Security Interest; Perfection and Priority of Security
Interest.

            (a) The Issuers hereby grant to the Trustee, for the benefit of the Secured Parties, to secure all obligations and indebtedness of the Issuers under the Notes, a first priority security interest in the Collateral. The Escrow Agent hereby consents to such security interest and hereby waives and releases all liens, encumbrances, claims and rights of set-off it may have against the Collateral and agrees that it will not assert any such lien, encumbrance, claim or right or the priority thereof against the Collateral.

            (b) The Escrow Agent hereby agrees to comply with all entitlement orders and instructions of the Trustee relating to the Account or any property or assets credited thereto or other investments purchased with funds therein in each case without further consent of the Issuers, the Parent or any other person. The Trustee agrees not to give any such entitlement order or instruction unless otherwise permitted to do so hereunder or under the Indenture, however, the Escrow Agent shall comply with all entitlement orders and instructions of the Trustee and shall have no responsibility to determine whether the Trustee is permitted to issue such an order or instruction. The Escrow Agent will not agree with any third party that it will comply with entitlement orders or instructions concerning the Account or any such investment purchased with funds from the Account originated by any third party without the prior written consent of the Trustee. The Issuers represent and warrant that, except for the security interest granted to the Trustee for the benefit of the Secured Parties hereby and the terms of this Agreement, the Issuers own the Collateral free and clear of any and all liens, encumbrances and claims of others.

            (c) The Issuers and the Trustee hereby irrevocably instruct the Escrow Agent to, and the Escrow Agent shall, (i) (A) maintain sole dominion and control over the Collateral, for the benefit of the Trustee for the benefit of the Secured Parties to the extent specifically required herein, (B) maintain, or cause its agent within the State of New York to maintain, possession of all certificated securities purchased hereunder, if any, that are physically possessed by the Escrow Agent in order for the Trustee for the benefit of the Secured Parties to enjoy a continuous perfected first priority security interest therein under the laws of the State of New York (the Issuers hereby agreeing that in the event any certificated securities are in the possession of the Issuers or a third party, the Issuers shall undertake to deliver immediately all such certificates to the Escrow Agent), (C) take all steps specified by the Issuers pursuant to

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paragraph (a) above to cause the Trustee for the benefit of the Secured Parties to enjoy a continuous perfected first priority security interest under the Code and any applicable law of the State of New York in all Collateral consisting of securities entitlements including all U.S. government securities purchased hereunder that are not certificated, if any, and (D) maintain the Collateral free and clear of all liens, encumbrances and claims against the Escrow Agent of any nature now or hereafter existing; and (ii) promptly notify the Trustee and the Issuers if the Escrow Agent receives written notice that any person other than the Trustee has a lien, encumbrance or adverse claim upon any portion of the Collateral. Notwithstanding any other provisions contained in this Agreement, the Escrow Agent shall act solely as the Trustee's agent in connection with its duties under this Section 6, and to the extent necessary to perfect the security interest of the Trustee, it is understood and agreed that the Escrow Agent shall be the agent hereunder of the Trustee not the Issuers. The Escrow Agent shall not have any right to receive compensation from the Trustee and shall have no authority to obligate the Trustee or to subordinate, compromise or pledge its security interest hereunder. Accordingly, the Escrow Agent is hereby directed to cooperate with the Trustee in the exercise of its rights in the Collateral provided for herein.

      The Issuers hereby appoint the Trustee as its attorney-in-fact with full power of substitution, upon an Event of Default as defined in the Indenture, to do any act that the Issuers are obligated hereby to do, and the Trustee may exercise such rights as the Issuers might exercise with respect to the Collateral and take any action in the Issuers' names to protect the security interest granted to the Trustee for the benefit of the Secured Parties. Upon an Event of Default and for so long as such Event of Default continues, the Trustee may exercise its rights under the Indenture.

      7. Statements, Confirmations and Notices of Adverse Claims. The Escrow Agent will send copies of all statements, confirmations and other correspondence concerning the Account simultaneously to the Issuers and the Trustee at the addresses set forth in Section 11(f) of this Agreement.

      8.    Escrow Agent.

            (a) The Escrow Agent shall have no duties or responsibilities, including, without limitation, (i) a duty to review or interpret the Indenture or (ii) a duty to act upon written instructions from the Issuers or the Trustee, except those expressly set forth herein. Except for this Agreement and the limited role of Escrow Agent as set out herein, the Escrow Agent is not a party to, or bound by, any agreement that may be required under, evidenced by, or arise out of the Indenture.

            (b) If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from the Issuers or the Trustee with respect to the Account that, in its reasonable opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by a joint written instruction of the Issuers and the Trustee or by order of a court of competent jurisdiction. The Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other document reasonably believed by the Escrow Agent to be signed by the proper party or

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parties and shall not be liable with respect to any action taken or omitted to be taken by it in accordance with any instruction received by it hereunder.

            (c) To the fullest extent permitted by applicable law, the Escrow Agent, in its capacity as such, shall not be liable for any error or judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except for its own fraud, willful misconduct or gross negligence, and the Escrow Agent shall have no duties to anyone except the Issuers and the Trustee and their respective successors and permitted assigns.

            (d) The Escrow Agent may consult legal counsel in the event of any dispute or question as to the construction of this Agreement or the Escrow Agent's duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected with respect to any action taken or omitted in good faith in accordance with the advice of counsel.

            (e) The Escrow Agent shall be fully protected in relying on the signature of the representatives of the Issuers and the representative of the Trustee executing this Agreement or any instruction, notice or direction delivered pursuant to the terms of this Agreement without inquiry whether such signatory is an authorized representative of the Issuers or the Trustee.

            (f) In the event of any disagreement between the Issuers or the Trustee, and/or any other person, resulting in adverse claims and demands being made in connection with or for the Account, the Escrow Agent shall be entitled at its option to refuse to comply with any such claim or demand, so long as such disagreement shall continue, and in so doing the Escrow Agent shall not be or become liable for damages or interest to the Issuers, Parent or the Trustee for its failure or refusal to comply with such conflicting or adverse demands. The Escrow Agent shall be entitled to continue so to refrain and refuse so to act until all differences shall have been resolved by agreement and the Escrow Agent shall have been notified thereof in writing signed by the Issuers and the Trustee. In the event of such disagreement that continues for ninety days or more, the Escrow Agent in its discretion may, but shall be under no obligation to, file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated and may deposit with the court all documents and property held hereunder. The Issuers agree to pay all reasonable out-of-pocket costs and expenses incurred by the Escrow Agent in such action, including reasonable attorneys' fees and disbursements.

            (g) To the fullest extent permitted by applicable law, the Escrow Agent is hereby indemnified by the Issuers and Parent from all losses, costs and expenses of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, unless such losses, costs or expenses shall have been caused by the Escrow Agent's fraud, willful misconduct or gross negligence. Such indemnification shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement until extinguished by any applicable statute of limitations.

            (h) The Escrow Agent does not have any interest in the Collateral, but is serving as escrow holder only and having only possession thereof. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

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            (i)   The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by giving written notice of its resignation to the parties hereto at least thirty days prior to the date specified for such resignation to take effect. The Escrow Agent may be removed at any time by act of the Trustee. Upon the effective date of such resignation or removal of the Escrow Agent, all funds in the Account shall be delivered by it to such successor Escrow Agent or as otherwise shall be instructed in writing by the Issuers and the Trustee, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. If at that time the Escrow Agent has not received such instruction, the Escrow Agent's sole responsibility after that time shall be to safekeep the Account and all funds contained therein until receipt of a designation of successor Escrow Agent, or a joint written instruction as to disposition of the Account and all funds contained therein by the Issuers and the Trustee or a final order of a court of competent jurisdiction mandating disposition of the Account and all funds contained therein. If the Escrow Agent is removed or resigns, the Trustee shall promptly appoint a successor Escrow Agent. Any fees and outstanding costs due to the Escrow Agent at the time of its resignation or removal shall be paid by the Issuers or Parent forthwith upon request. Except for the payment of all accrued but unpaid fees that might be owed to the Escrow Agent, the Escrow Agent is not entitled to any further compensation upon its resignation or removal.

            (j) The Escrow Agent hereby accepts its appointment and agrees to act as Escrow Agent under the terms and conditions of this Agreement and acknowledges receipt of the Initial Escrow Amount. The Issuers and Parent agree to pay to the Escrow Agent as payment in full for its services hereunder US$5,000.00 on the date hereof. The Issuers and Parent further agree to reimburse the Escrow Agent for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in connection with this Agreement or in the performance of its duties hereunder (including reasonable fees, out-of-pocket expenses and disbursements of its counsel) forthwith upon written request. The obligations of the Issuers under the preceding two sentences shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement until extinguished by any applicable statute of limitations.

      9.    Trustee.

            (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in such document.

            (b) The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on any certificate delivered to it in accordance with the terms of this Agreement.

            (c) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Agreement.

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      10.   Disposition of Assets in the Account Upon Certain Events.

            (a) Transfer of Escrow Funds Upon Delivery of Release Certificate. If, on or prior to August 31, 2004 (the "ESCROW BREAK DATE"), the Issuers notify the Trustee (with a copy to the Escrow Agent) that it will deliver to the Trustee a copy of the Release Certificate attached hereto as Exhibit A duly executed by an authorized representative of the Issuers (together with all attachments and schedules thereto, the "RELEASE CERTIFICATE") within two Business Days, and within such two Business Days and on or prior to the Escrow Break Date the Issuers deliver the Release Certificate to the Trustee, upon receipt of the Release Certificate, the Trustee shall deliver to the Escrow Agent the Authorization to Release attached hereto as Exhibit A-1 (the "AUTHORIZATION TO RELEASE") instructing the Escrow Agent to transfer, upon receipt of such Authorization to Release, and the Escrow Agent agrees to transfer upon receipt of such Authorization to Release, all of the funds in the Account to such account(s) as the Issuers designate in writing (the "ISSUERS ACCOUNT").

      The Escrow Agent shall not be obligated to inquire whether the Release Certificate has been issued to the Trustee and if so, whether it complies with all the provisions as set out herein.

      The delivery of the Release Certificate to the Trustee by the Issuers and the delivery of the Authorization to Release to the Escrow Agent by the Trustee shall be the only conditions precedent to the release of funds to the Issuers Account. The delivery of the Release Certificate shall constitute a representation and warranty by the Issuers to the Escrow Agent and the Trustee of the truth and accuracy of the statements made therein.

            (b) Special Mandatory Redemption. If the Escrow Agent has not received (i) a duly executed Authorization to Release on or prior to the Escrow Break Date, (ii) a duly executed Escrow Payment Certificate in the form of Exhibit A-2 on or prior to the applicable Escrow Interest Payment Date (or the applicable Interest Payment has not been irrevocably deposited to the Account by such Escrow Interest Payment Date) or (iii) the requested funds have not been irrevocably deposited into the Account within two Business Days of receipt of any notice from the Trustee pursuant to Section 1(c), it shall and is hereby irrevocably authorized to wire transfer all funds in the Account to the Paying Agent by the next Business Day. If, at any time, the Escrow Agent has received a certificate in the form attached hereto as Exhibit A-3 executed by an officer of each of the Issuers (an "OFFICER'S CERTIFICATE") certifying that the Issuers have made a good faith determination that the Issuers will be unable to deliver the Release Certificate to the Trustee by the Escrow Break Date, the Escrow Agent shall, and is hereby irrevocably authorized to, wire transfer on the next Business Day following receipt of the Officer's Certificate all funds in the Account to the Paying Agent. Any wire transfer made to the Paying Agent pursuant to this Section 10(b) shall be made to:

                      Wilmington Trust Company
                      Wilmington, DE
                      ABA No. 031100092
                      Acct No. 64999-0
                      Acct Name: American Casino & Entertainment Properties LLC
                      Attn: Mike Oller

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            (c)   Release of Remaining Funds in Account. Upon such date as all funds have been released from the Account in accordance with Section 10(b) hereof and all fees and expenses of the Escrow Agent pursuant to this Agreement have been paid, upon receipt of a request by the Issuers to the Trustee, the Trustee shall transfer, or instruct the Escrow Agent to transfer, by wire transfer of immediately available funds any funds in excess of the funds sufficient to redeem the Notes in accordance with Section 3.09 of the Indenture to an account designated by the Issuers in writing.

            (d) Release Upon an Interest Payment Date. In addition to disbursing amounts held in escrow pursuant to this Section 10, one Business Day after receipt of written notice from the Trustee in the form attached hereto as Exhibit A-4 of the amount of interest and premium, if any, to be paid by the Issuers on an Interest Payment Date (as defined in the Indenture) pursuant to the terms of the Indenture and the Notes, the Escrow Agent shall release by wire transfer United States dollars to an account designated by the Trustee in such notice in an amount equal to the amount of interest and premium, if any, payable on such Interest Payment Date as specified in such notice; provided that the Trustee shall not be entitled to release any amounts under this Section 10(d) more than two Business Days before such Interest Payment Date.

            11.   Miscellaneous.

            (a) Entirety. This Agreement and (with respect to the Issuers and the Trustee only) the Indenture represent the entire agreement of the parties hereto with respect to the subject matter herein, and supersede all prior agreements and understandings, oral or written, if any, including any correspondence relating thereto or the transactions contemplated herein.

            (b) Waivers, Amendments, Etc. Except as expressly provided hereby, the terms of this Agreement may be waived, altered, amended, modified, changed, discharged or terminated only by an instrument in writing duly executed by each of the parties hereto, subject to compliance with the provisions of the Indenture.

            (c) Severability. If any provision hereof is illegal, invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law,
(i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the illegality, invalidity or unenforceability of any provision in any jurisdiction shall not affect the illegality, validity or enforceability of such provision in any other jurisdiction.

            (d) Successors. This Agreement shall be binding upon the Issuers, their successors and assigns and shall inure, together with the rights and remedies hereunder, to the benefit of the Issuers and their successors and assigns, the Escrow Agent and its successors and assigns and the Trustee and its successors and assigns for the benefit of the Secured Parties.

            (e) Rules of Construction. In this Agreement, words in the singular number include the plural, and in the plural include the singular; words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender; and, the word "or" is disjunctive but not exclusive. The captions and section

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numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit or describe the scope or intent of the provisions of this Agreement.

            (f) Notices. All notices, requests, consents and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by facsimile) delivered to the intended recipient at the address below or, as to any party, at such other address as shall be designated by such party in a notice to the other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by facsimile (receipt of which is confirmed) or personally delivered (including by reputable overnight courier) or, in the case of a mailed (certified or registered, return receipt requested) notice, upon receipt, in each case given or addressed as aforesaid.

If to the Issuers:

                  American Casino & Entertainment Properties LLC
                  American Casino & Entertainment Properties Finance Corp. 2000 Las Vegas Boulevard South
                  Las Vegas, NV 89104
                  Attention: President
                  Attention: Chief Financial Officer
                  Telephone:  (702) 380-7777
                  Facsimile:   (702) 383-4738

With a copy to:

                  Piper Rudnick LLP
                  1251 Avenue of the Americas
                  New York, NY 10020
                  Attention: Steven L. Wasserman, Esq.
                  Telephone: (212) 835-6148
                  Facsimile: (212) 884-8448

If to Parent:

                  American Real Estate Holdings Limited Partnership 100 South Bedford Road
                  Mt. Kisco, NY 10549
                  Attention: John Saldarelli
                  Telephone:(914) 242-7707
                  Facsimile: (914) 242-9282

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With a copy to:

                  Piper Rudnick LLP
                  1251 Avenue of the Americas
                  New York, NY 10020
                  Attention: Steven L. Wasserman, Esq.
                  Telephone: (212) 835-6148
                  Facsimile: (212) 884-8448

If to the Trustee:

                  Wilmington Trust Company
                  Rodney Square North
                  1100 North Market Street
                  Wilmington, DE 19890
                  Attention:  Michael G. Oller, Jr.
                  Telephone: (302) 636-6410
                  Facsimile: (302) 636-4140

With a copy to:

                  Wilmington Trust Company
                  520 Madison Avenue, 33rd Floor
                  New York, NY 10022
                  Attention: Michael W. Diaz
                  Telephone: (212) 415-0509
                  Facsimile: (212) 415-0523

and a copy to:

                  Curtis, Mallet-Prevost, Colt & Mosle LLP
                  101 Park Avenue

                  New York, NY 10178
                  Attention: Kathryn Alisbah, Esq.
                  Telephone: (212) 696-6913
                  Facsimile: (212) 697-1559

If to the Escrow Agent:

                  Fleet National Bank
                  NY EH 30903N
                  1185 Avenue of the Americas
                  New York, NY 10036
                  Attention: Thomas G. Carley
                  Attention: Frederick A. Meagher
                  Telephone: (212) 819-5731
                  Facsimile: (212) 819-6166

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With a copy to:

                  Morrison, Cohen, Singer & Weinstein LLP
                  750 Lexington Avenue
                  New York, NY 10022
                  Attention: Jack Levy, Esq.
                  Telephone: (212) 735-8764
                  Facsimile: (212) 735-8708

The Issuers, the Trustee or the Escrow Agent by notice to the others may designate additional or different addresses for subsequent notices or communications.

            (g) Tax Reporting. The Issuers shall be responsible for reporting all items of income, gain, expense and loss recognized in the Account.

            (h) Further Assurances. At any time and from time to time, upon the request of the Issuers, Trustee or the Escrow Agent and at the sole expense of the Issuers, the parties will promptly and duly execute and deliver such further instruments and documents and take such further actions as may reasonably be requested for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

            (i) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

            (j) Governing Law; Submission to Jurisdiction; Venue. (a) SUBJECT TO COMPLIANCE WITH APPLICABLE NEVADA GAMING LAWS, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. REGARDLESS OF ANY PROVISION IN THIS OR ANY OTHER AGREEMENT, FOR PURPOSES OF THE CODE, WITH RESPECT TO THE ACCOUNT NEW YORK SHALL BE DEEMED TO BE THE ESCROW AGENT'S JURISDICTION (WITHIN THE MEANING OF SECTIONS 8-110 AND 9-304 OF THE CODE). Any legal action or proceeding with respect to this Agreement or transactions contemplated hereby shall, except as set out in the following sentence, be brought in the courts of the State of New York located in the Borough of Manhattan, The City of New York, or of the United States for the Southern District of New York. Nothing herein shall affect the right of the Escrow Agent or the Trustee to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Issuers or Parent in any other jurisdiction.

            (k) Consent to Jurisdiction; Service of Process. The Issuers and Parent each hereby irrevocably: (1) submits to the non-exclusive jurisdiction of any United States Federal or

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

New York State court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of, or relating to this Agreement or any transaction contemplated thereby; and (2) designates and appoints CT Corporation System, whose offices are currently located at 111 Eighth Avenue, New York, New York, as its authorized agent for receipt of service of process in any such suit, action or proceeding.

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      IN WITNESS WHEREOF, the parties hereto have caused this Escrow and
Security Agreement to be duly executed as of the day and year first above written.

              AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

              By: American Entertainment Properties Corp., its sole member

                    By:______________________________________
                    Name:  Richard Brown
                    Title:  President

              AMERICAN CASINO & ENTERTAINMENT PROPERTIES FINANCE CORP.

              By: ______________________________________
              Name: Richard Brown
              Title: President

              AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP

              By: American Property Investors, Inc., its general partner

                    By: _____________________________________
                    Name: Keith A. Meister
                    Title: President and Chief Executive Officer

              WILMINGTON TRUST COMPANY,
              as Trustee

              By: ______________________________________
              Name: ______________________________________
              Title: ______________________________________

              FLEET NATIONAL BANK,
              as Escrow Agent

              By: ______________________________________
              Name: Thomas G. Carley
              Title: Senior Vice President

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